Exhibit 99.2

Cerecor Announces Divestiture of CERC-501 to Janssen Pharmaceuticals, Inc.

BALTIMORE — (Marketwired) — August 14, 2017 — Cerecor Inc. (NASDAQ: CERC), a biopharmaceutical company developing innovative drug candidates for patients with neurologic and neuropsychiatric disorders, today announced that it has sold to Janssen Pharmaceuticals, Inc. (“Janssen”) all of its rights to CERC-501 for initial gross proceeds of $25 million, of which $3.75 million was deposited into a 12-month escrow to secure future indemnification obligations to Janssen, as well as a potential future $20 million regulatory milestone payment.

CERC-501 is a potent and selective oral kappa opioid receptor antagonist that Cerecor has been developing as an adjunctive treatment of major depressive disorder (“MDD”) and for substance use disorders. CERC-501 has been observed to have activity in animal models of depression, substance withdrawal and dependence, and has been generally well-tolerated in five human clinical trials.

“We believe the sale of CERC-501 is mutually beneficial to Cerecor and Janssen” said Dr. Uli Hacksell, President, Chief Executive Officer and Chairman of Cerecor. “For Cerecor the sale provides an important cash infusion and the consequential opportunity to add additional resources into the development of our remaining assets, CERC-301, CERC-611 and CERC-406, and the potential expansion of our drug candidate portfolio. I also believe that the neuroscience expertise and strength of Janssen will be instrumental in achieving the full medical and commercial potential of CERC-501.”

“I commend the team for achieving this significant milestone. With the additional cash resources and zero debt, and three promising new chemical entities in development for neurologic indications, we will be able to commence the transformation of Cerecor into a successful biopharmaceutical company,” said Steven Boyd, Chief Investment Officer of Armistice Capital, the majority stockholder in Cerecor.

Under the terms of the agreement, Janssen will assume the ongoing clinical trials and be responsible for any new development and commercialization of CERC-501.

About Cerecor

Cerecor is a biopharmaceutical company that is developing innovative drug candidates to make a difference in the lives of patients with neurologic and psychiatric disorders. Cerecor’s lead drug candidate is CERC-301, which Cerecor currently intends to explore as a novel treatment for orphan neurological indications.  Cerecor is also developing two pre-clinical stage compounds, CERC-611 and CERC-406.  Cerecor’s portfolio of product candidates is summarized below:

CERC-301 belongs to a class of compounds known as antagonists of the N-methyl-D-aspartate (“NMDA”) receptor, a receptor subtype of the glutamate neurotransmitter system that is responsible for controlling neurological adaptation. We believe CERC-301 specifically blocks the NMDA receptor subunit 2B.  Cerecor has conducted two Phase 2 studies with this drug candidate as a potential adjunctive treatment for major depressive disorders, or MDD, in which CERC-301 was well tolerated, but these trials did not show significant efficacy in MDD.  Given its selective mechanism of action and tolerability profile, Cerecor believes CERC-301 may be well suited to address unmet medical needs in other neurological indications.  Cerecor is now embarking on a pre-clinical and clinical program to explore the use of CERC-301 in orphan neurological conditions.

CERC-611 is a potent and selective transmembrane AMPA receptor regulatory proteins -γ8-dependent α-amino-3-hydroxy-5-methyl-4-isoxazolepropionic acid (“AMPA”) receptor antagonist, which Cerecor plans to develop as an adjunctive therapy for the treatment of partial-onset seizures with or without secondarily generalized seizures in patients with epilepsy.

CERC-406 is a brain penetrant catechol-O-methyltransferase inhibitor with potential pro-cognitive activity. Cerecor believes CERC-406 may have the potential to be developed for the treatment of residual cognitive impairment symptoms.

The Company plans both to evaluate its current portfolio for potential new indications, focusing on orphan neurologic diseases, and to identify potential new product candidates that could be in-licensed.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions (including their use in the negative), or by discussions of future matters such as the receipt of the escrowed initial gross proceeds amount or the potential future regulatory milestone payment from Janssen, the development of product candidates or products, potential attributes and benefits of product candidates, the expansion of Cerecor’s drug portfolio, Cerecor’s ability to identify new indications for its current portfolio and new product candidates that could be in-licensed and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including those detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For more information about the Company and its products, please visit www.cerecor.com or contact Mariam E. Morris, Chief Financial Officer, at (410) 522-8707.